EXHIBIT 10.122

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is made and entered by and between Bradford R. Klatt (“Employee”) and Roseland Management Services, L.P. (the “Company”).

WHEREAS, Employee and the Company are parties to an Employment Agreement entered into as of October 23, 2012 (the “Employment Agreement”), made in connection with and at the closing of the transactions contemplated by, that certain Membership Interest and Asset Purchase Agreement (the “Purchase Agreement”) dated as of October 8, 2012, entered into by and among Canoe Brook Investors, L.L.C. (formerly known as Roseland Partners, L.L.C.), a New Jersey limited liability company (“Seller”), Mack-Cali Realty Acquisition Corp., a Delaware corporation, or its designee (the “Purchaser”), Mack-Cali Realty, L.P., a Delaware limited partnership (“MCRLP”) and Mack-Cali Realty Corporation, a Maryland corporation (“MCRC” and, together with MCRLP, the “Parents”), and, for the limited purposes stated therein, each of Marshall B. Tycher, Bradford R. Klatt and Carl Goldberg;

WHEREAS, the Company and Employee desire that Employee resign his employment with the Company and his position as Co-President of the Company to reduce the Company’s administrative and general expenses, and the parties determined to effect such Employee resignations upon the terms and conditions set forth herein;

WHEREAS, in connection with the forgoing, concurrently with the execution of this Agreement, Seller, Purchaser, Parents and each of Marshall B. Tycher, Bradford R. Klatt and Carl Goldberg entered into an Amendment to the Purchase Agreement which shall become effective as of the Effective Date and conditioned upon the effectiveness of this Agreement; and

WHEREAS, in connection with the forgoing, concurrently with the execution of this Agreement, Carl Goldberg has entered into a Consulting Agreement with the Company (the “Consulting Agreement”) pursuant to which Carl Goldberg will provide certain consulting services to the Company as an independent contractor for a period of one year.

NOW THEREFORE in consideration of the mutual covenants set forth herein, Employee and the Company agree as follows:

1.	Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Employment Agreement.

2.
Employee hereby resigns from employment with the Company, from his position of Co-President of the Company, and from any and all offices, positions, directorship, and/or fiduciary responsibilities of any nature or description with the Company, Parents or their respective subsidiaries or affiliates or any of their employee benefit plans, effective as of October 23, 2014 (the “Employment Termination Date”).  Notwithstanding the foregoing, Employee shall have the right to continue to use his existing office at the Company’s Short Hills, New Jersey location until December 31, 2014 in order for Employee to transition his current business activities related to Seller to another location in an orderly fashion, provided that Employee shall not be entitled to any salary or other compensation for such period or activities.

3.
(a)           Subject to Section 4, in full and final satisfaction of any amounts due or which could be due to Employee pursuant to the Employment Agreement and any other benefits thereunder or otherwise, it is agreed as follows:

(i)
Within five days following the Employment Termination Date, the Company will pay Employee any unpaid amounts in respect of the Annual Base Salary earned by Employee through the Employment Termination Date, and Employee shall not be entitled to any additional payment in respect of his Annual Base Salary or any other salary (including, without limitation, no right or entitlement to any of the Remaining Salary);

(ii)
On April 23, 2015, or, if earlier, within ten days after the date of Employee’s death, the Company will pay Employee or the legal representatives of his estate, as applicable, $500,000 in full satisfaction of all bonus payments or obligations in respect thereto, including all Awarded Target Bonuses;

(iii)
The Company will reimburse Employee for as yet unreimbursed expenses he may have incurred prior to the Employment Termination Date, subject to Employee’s submission of appropriate receipts and pursuant to its expense reimbursement policy, within 60 days following the Employment Termination Date; and

(iv)	The Company shall continue to provide Employee with health insurance coverage through the Employment Termination Date.

(b)           In consideration of Employee’s execution of this Agreement, and the representations, covenants and releases given by the Employee herein, the Company will pay Employee $750,000 within five days following the Employment Termination Date.

4.
On or within five days following the Employment Termination Date, the Employee shall provide the Company a release in the form attached hereto as Exhibit A (the “Release”) in further consideration for, and as a condition precedent to, receipt of the payments described in Section 3 herein.  In addition, it is understood and agreed that all payments hereunder shall be subject to all required deductions and withholdings.

5.
Employee understands and agrees that he is receiving compensation, payments and/or benefits under this Agreement and the Amendment to the Purchase Agreement that are in excess of those to which he is now entitled, from the Company and/or Company Releasees (as defined in Section 7), and that such compensation, payments and benefits are being provided to him in consideration of his acceptance and execution of, and in reliance upon his representations in, this Agreement.  Employee acknowledges that such consideration is adequate and satisfactory to him.

6.
Except for the payments and benefits provided for in Sections 2 and 3, and any 401(k) or other vested benefits due to Employee pursuant to the terms and conditions of any employee benefit plan of the Company or its affiliates in which Employee was a participant on or prior to the Employment Termination Date, Employee acknowledges and agrees that he is entitled to no other compensation, payments, rights, or benefits from the Company and/or the Company Releasees of any kind or nature whatsoever, including, without limitation, pursuant to the Employment Agreement (including, without limitation, the Fixed Amount, Remaining Salary, Medical Continuation, Target Bonuses, accelerated vesting of Vested Options or other Vested Incentive Compensation and Vested Option Exercise Election) and/or for any other salary, tips, severance pay, fringe benefits, vacation pay, bonuses, incentive compensation, sick pay, insurance, disability insurance, medical benefits, paid or unpaid leave, severance, vesting of equity awards, performance award or payments or any other allowance, payment, grant, award or benefit of any nature or description; provided however that nothing herein shall affect Employee’s rights to indemnification, advancement, defense or reimbursement pursuant to Section 15(a) of the Employment Agreement, any applicable D&O policies or any similar insurance policies or the Company’s or any Company Releasee’s organizational documents.  In addition, the Employee acknowledges and agrees that any unvested portion of equity and/or equity-based awards (including, without limitation, stock options, restricted stock and phantom awards), if any, previously granted to the Employee by the Company, MCRLP, MCRC or any of their respective subsidiaries or affiliates, that remain outstanding shall, as of the Employment Termination Date, be immediately forfeited and the Employee shall have no further rights to such unvested awards.

7.
In further consideration of the covenants undertaken herein by the Company, including, without limitation, the payments described in Section 3, Employee hereby waives, releases and forever discharges (i) the Company and any of its predecessors, parents (including each of MCRLP and MCRC), subsidiaries, affiliates, and related companies, and all of its and/or their respective past and present parents, subsidiaries, affiliates, (ii) the respective past and present directors, officers and employees of the foregoing entities, and to the extent related to activities of the foregoing entities, the respective insurers, attorneys, representatives and agents of the foregoing entities, and (iii) all of the respective successors and assigns of the foregoing entities (individually and collectively “Company Releasees”) from and with respect to any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Employee now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to Employee, from the beginning of time until the Employment Termination Date.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right asserted or which could have been asserted by Employee against the Company or any Company Releasee  and/or based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York and the State of New Jersey, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Equal Pay Act, the Fair Labor Standards Act, the New York Labor Law, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act and the Employee Retirement Income Security Act, including all amendments thereto.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Employee of:  (i) any claim or right that may first arise after the Employment Termination Date; (ii) any claim or right of Employee under this Agreement or under the Purchase Agreement (as amended); (iii) any 401(k) benefits or other vested benefits due to Employee pursuant to the terms and conditions of any employee benefit plan of the Company or its affiliates in which Employee was a participant on or prior to the Employment Termination Date; or (iv) any claim or right Employee may have to indemnification, advancement, defense or reimbursement pursuant to Section 15(a) of the Employment Agreement, any applicable D&O policies or any similar insurance policies or the Company’s or any Company Releasee’s organizational documents.

8.
Employee represents and affirms that (i) he has not commenced, maintained, prosecuted, or participated in any complaint, claim or action against the Company and/or the Company Releasees, in any court or before any administrative, investigative or arbitral body or agency, (ii) to the best of Employee’s knowledge and belief, there is no outstanding claim or demand for relief against the Company and/or the Company Releasees by Employee or any person, organization, or entity acting on his behalf, and (iii) that Employee will not in the future commence, maintain, prosecute or participate in any complaint, claim of any nature or description or action, against the Company or any Company Releasee for any claim released herein in any court or before any administrative, investigative or arbitral body or agency.  Notwithstanding the foregoing, this Agreement does not extend to those rights, which as a matter of law cannot be waived.

9.
In further consideration of the covenants undertaken herein by Employee, the Company, MCRLP and MCRC, on behalf of themselves and each of their respective subsidiaries, affiliates and related companies, and all of their respective past subsidiaries, affiliates and related companies (individually and collectively “MCRC Releasors”), hereby waive, release and forever discharge Employee and his heirs, representatives, attorneys, agents, successors, and assigns from and with respect to any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which any of the MCRC Releasors now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to any such MCRC Releasor, from the beginning of time until the Employment Termination Date, other than (i) any claim or right of any MCRC Releasor that may first arise after the Employment Termination Date, (ii) any claim or right of the Company or any MCRC Releasor under this Agreement or the Purchase Agreement (as amended), or (iii) claims that any such MCRC Releasor does not know of for misappropriation of material assets by Employee.

10.
Neither this Agreement, nor anything contained in it, shall constitute or shall be used as an admission or as evidence of any liability or wrongdoing whatsoever by or attributable to the Company or the Company Releasees.  The Company and the Company Releasees deny any liability whatsoever to Employee and/or that it or they have violated any agreement with Employee, or any duty or obligation owed him, derived from any source whatever whether statutory, regulatory, contractual or otherwise.  Neither this Agreement, nor anything contained in it, shall be introduced in any proceeding in any forum of any nature or description except to enforce this Agreement or to defend against any claim relating to the subject matter of the releases contained herein or as required by court order, subpoena, or other legal process.

11.
Employee agrees that he will not engage in any wrongful conduct that is injurious to the Company’s, Parents’, their respective affiliates’ or its and their respective officers’ or directors’, reputation and interest, including but not limited to, disparaging, inducing or encouraging others to disparage or bring claims against the Company, Parents, their respective affiliates, or its or any of their respective officers or directors, or making or causing to be made any statement that is critical of or otherwise maligns the business reputation of the Company, Parents, their respective affiliates, or any of its and their respective officers or directors, except if testifying truthfully under oath pursuant to any lawful court order or subpoena (“Required Disclosure”), provided that Employee shall provide prior notice of a Required Disclosure as far in advance as reasonably practicable under the circumstances of a Required Disclosure (unless prohibited by law), so that the Company or its affiliates may intervene, appear or otherwise object, including by requesting confidential hearing or treatment at the Company’s sole expense.

12.
The Company (through its or its affiliates’ officers and directors) will not engage in any wrongful conduct that is injurious to Employee’s reputation and interest, including but not limited to, disparaging, inducing or encouraging others to disparage or bring claims against Employee, or making or causing to be made any statement that is critical of or otherwise maligns the business reputation of Employee, except pursuant to a Required Disclosure, provided that the Company shall provide prior notice of a Required Disclosure as far in advance as reasonably practicable under the circumstances of a Required Disclosure (unless prohibited by law), so that Employee may intervene, appear or otherwise object, including by requesting confidential hearing or treatment at Employee’s sole expense.

13.
The rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws.

14.
This Agreement and the Purchase Agreement (as amended) constitute and contain the entire agreement and understanding between Employee and the Company concerning the subject matters addressed herein and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.   It is understood and agreed that except for paragraphs 10(b) (Effect on Employee Benefits and Programs), 11 (Confidential Information), 12 (Return of Documents), 14 (Remedies), 15(a) (Indemnification), 19 (Notices), and 20 (Governing Law) of the Employment Agreement, which shall survive according to their respective terms, the Employment Agreement shall terminate and be null and void and of no further effect, from and after the Effective Date.

15.
This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic and facsimiled copies of such signed counterparts may be used in lieu of the originals for any purpose.

16.
If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and to this end, the provisions of this Agreement are declared to be severable, provided, however, that if the release provided for in Section 7 or any part thereof (or the Release to be delivered pursuant to Section 4 hereof or any part thereof) is declared or adjudged invalid or unenforceable for any reason and, as a result, a claim covered by and released in Section 7 or the Release (had Section 7 or the Release or part thereof not been declared or adjudged invalid or unenforceable) is brought by Employee against the Company, the entire Agreement shall be a nullity and all consideration provided in this Agreement shall be repaid by Employee to the Company.

17.
Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

18.	This Agreement cannot be modified except in writing signed by all parties.

19.
Employee hereby acknowledges: (a) he has been advised to consult with an attorney before signing this Agreement; (b) he has obtained independent legal advice from an attorney of his choice with respect to this Agreement, or has knowingly and voluntarily chosen not to do so; (c) he freely, voluntarily and knowingly entered into this Agreement after due consideration; (d) he has had a minimum of twenty-one (21) days to review and consider this Agreement; (e) he has a right to revoke this Agreement by notifying Dennis Block, Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166 in writing through and including July 25, 2014; and (f) in exchange for his waivers, releases and commitments set forth herein, including his waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that he is receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which he would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein.

20.
This Agreement shall become effective upon the expiration of the revocation period provided for in Section 19(e) above (the “Effective Date”), provided that this Agreement has not been revoked in whole or in part.

21.
This Agreement shall inure to the benefit of and shall be binding upon the Company and/or the Company Releasees and all their respective successors and assigns, and any entity with which they may merge or consolidate or to which they may sell all or substantially all their or its assets, and Employee agrees that, except for transfers by will or the laws of descent and distribution, he may not sell or otherwise assign or transfer rights, obligations or benefits under this Agreement (or any surviving provisions of the Employment Agreement) and any attempt to do so shall be void; Employee further covenants and agrees that he has not assigned or otherwise transferred any claim released in this Agreement, in whole or party, to any person or entity.

22.
Upon the Company’s request at any time on or after the Employment Termination Date, Employee will return to the Company all keys, credit cards, if any, ID cards, and beepers, and will return or destroy any and all original and duplicate copies of all his work product and of files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes, and any other magnetic and other media materials he has in his possession or under his control which contains confidential or proprietary information of the Company; provided that through December 31, 2014, Employee may retain such keys and ID cards as may be necessary to access his office at the Company’s Short Hills, New Jersey location pursuant to Section 2 of this Agreement, which keys and ID cards will be returned by Employee to the Company promptly after December 31, 2014.

23.
All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Chief Executive Officer of the Company or Employee, as applicable, at the address set forth on Schedule I hereto (or to such other address as shall have be duly provided in accordance with this Section 23).

24.
The parties agree that the amounts and benefit payable hereunder are either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated thereunder (the “Section 409A”), and the parties agree not to take any position inconsistent with such agreement for any reporting purposes, whether internal or external, and to cause their affiliates, successors and assigns not to take any such inconsistent position.  Notwithstanding anything in this Agreement to the contrary, any payments or benefits due hereunder that constitute non-exempt “deferred compensation” (as defined in Section 409A) that are otherwise payable by reason of Employee’s termination of service will not be paid or provided to Employee until he has undergone a “separation from service” (as defined in Section 409A), which the parties agree shall occur on October 23, 2014.  If, and only if, Employee is a “specified employee” (as defined in Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after Employee’s separation from service (i.e., April 23, 2015), then such payment or benefit shall not be paid (or commence) during the six-month period immediately following Employee’s separation from service except as provided in the immediately following sentence.  In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Section 409A shall instead be paid to Employee in a lump-sum cash payment on April 23, 2015 or, if earlier, within 10 days following the date of Employee’s death.  The parties agree that the payment to be made to Employee pursuant to Section 3(b) of this Agreement does not constitute non-exempt “deferred compensation” within the meaning of Section 409A. Employee’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  If Employee is entitled to any reimbursement of expenses or in-kind benefits that are includable in Employee’s federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  Employee’s right to reimbursement of expenses or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the dates set for below.

Dated: July 18, 2014	BRADFORD R. KLATT /s/ Bradford R. Klatt

Dated: July 18, 2014
ROSELAND MANAGEMENT SERVICES, L.P.

By: Roseland Services, L.L.C., its general partner

By: MC Roseland TRS Operating L.L.C., its sole member

By: Mack-Cali Services, Inc., its sole member

By: /s/ Mitchell E. Hersh
Name: Mitchell E. Hersh
Title: President and Chief Executive Officer

Dated: July 18, 2014	MACK-CALI REALTY L.P. By: Mack-Cali Realty Corporation, its general partner By: /s/ Mitchell E. Hersh Mitchell E. Hersh, President and Chief Executive Officer
Dated: July 18, 2014	MACK-CALI REALTY CORPORATION By: /s/ Mitchell E. Hersh Mitchell E. Hersh, President and Chief Executive Officer

Exhibit A

Release

Reference is made to that certain Separation Agreement entered as of July 18, 2014 (“Agreement”) by and between the undersigned (the “Employee”) and Roseland Management Services, L.P. (the “Company”).  Capitalized terms used in this Release and not defined herein shall have the meaning assigned to them in the Agreement.

In further consideration of the covenants undertaken pursuant to the Agreement, including, without limitation, Section 4 of the Agreement and the payments described in Section 3 of the Agreement, the Employee hereby waives, releases and forever discharges (i) the Company and any of its predecessors, parents (including each of MCRLP and MCRC), subsidiaries, affiliates, and related companies, and all of its and/or their respective past and present parents, subsidiaries, affiliates, (ii) the respective past and present directors, officers and employees of the foregoing entities, and to the extent related to activities of the foregoing entities, the respective insurers, attorneys, representatives and agents of the foregoing entities, and (iii) all of the respective successors and assigns of the foregoing entities (individually and collectively “Company Releasees”) from and with respect to any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Employee now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to Employee, from the beginning of time until the Employment Termination Date.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right asserted or which could have been asserted by Employee against the Company or any Company Releasee and/or based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York and the State of New Jersey, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Equal Pay Act, the Fair Labor Standards Act, the New York Labor Law, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act and the Employee Retirement Income Security Act, including all amendments thereto.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Employee of:  (i) any claim or right that may first arise after the Employment Termination Date; (ii) any claim or right of Employee under the Agreement or under the Purchase Agreement (as amended); (iii) any 401(k) benefits or other vested benefits due to Employee pursuant to the terms and conditions of any employee benefit plan of the Company or its affiliates in which Employee was a participant on or prior to the Employment Termination Date; or (iv) any claim or right Employee may have to indemnification, advancement, defense or reimbursement pursuant to Section 15(a) of the Employment Agreement, any applicable D&O policies or any similar insurance policies or the Company’s or any Company Releasee’s organizational documents.

/s/ Bradford R. Klatt
BRADFORD R. KLATT

Schedule I

Employee Address

[Intentionally Omitted]